UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2011

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Under the terms of Visa Inc.’s Certificate of Incorporation, shares of Visa’s class B common stock are subject to transfer restrictions until March 25, 2011, or when the “Covered Litigation,” as described in Visa’s Certificate of Incorporation, has been resolved, whichever is later. At this time, Visa does not expect the Covered Litigation to be resolved by March 25, 2011, and cannot estimate with accuracy when it will be resolved. As such, Visa is unable to predict when the transfer restrictions covering its class B common stock will end.

The Covered Litigation includes several cases, including the merchant class action Visa refers to as the Interchange Litigation and the Attridge Litigation. The Interchange Litigation is not expected to go to trial until the Fall of 2012 at the soonest. Following any trial, the case would likely be subject to court process and appeals that could significantly delay final resolution. Additionally, any negotiated settlement of this case would be subject to court approval, which generally takes time to obtain in federal class action cases. It is also likely that some merchants will opt out of the class, which would require additional settlements or judgments before the Covered Litigation is resolved. Similarly, at this time Visa is not able to predict when the Attridge Litigation will be resolved.

Additional information on the Covered Litigation can be found in Visa’s most recent reports on Forms 10-K and 10-Q on file with the U.S. Securities and Exchange Commission (“SEC”), and future SEC filings will report additional developments. Information on Visa’s class B shares can be found on Visa’s Investor Relations website.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.
Date: March 9, 2011

	By:	/s/ Joseph W. Saunders
Joseph W. Saunders
Chief Executive Officer and Chairman of the Board of Directors